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[Logo Cambrex]

News Release

Date:       February 2, 2006
Contact:    Luke M. Beshar                      Anne-Marie Hess
            Executive Vice President & CFO      Sr. Director, Investor Relations
Phone:      201-804-3010                        201-804-3062
Email:      luke.beshar@cambrex.com             annemarie.hess@cambrex.com
Release:    Immediate


     CAMBREX PROVIDES UPDATE ON STRATEGIC PATH AND CERTAIN OTHER MATTERS
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      East Rutherford, NJ - February 2, 2006 - Cambrex Corporation (NYSE: CBM)
reported today that its Board of Directors elected James A. Mack as President and Chief Executive Officer. Mr. Mack has been Chairman since 1999 and in January 2006 was named Acting President and Chief Executive Officer.

      The Company also announced that it has retained Bear Stearns & Co, Inc. to act as advisors to the Board of Directors in the analysis and consideration of strategic alternatives to maximize shareholder value.

      In order to provide increased financial flexibility, the Company elected in January 2006 to use its revolving credit bank facility to prepay $100 million of privately placed long-term debt. As a result, the Company will record a $5.3 million charge in the first quarter 2006 for a one-time prepayment penalty and unamortized origination fees. The prepayment does not affect the Company's borrowing capacity.

      Additionally, as part of the Company's annual analysis of the carrying value of goodwill and long-lived assets, management has preliminarily determined that an impairment charge of $85-100 million will be recorded in the fourth quarter 2005. Most of the estimated impairment is within the Biopharma segment due to lower projections of long term profitability, partially stemming from unfavorable regulatory developments at a large client in the fourth quarter 2005. A smaller portion of the total impairment is related to two reporting units within the Human Health segment. Furthermore, the Company's domestic long term profitability projections are currently being evaluated to determine whether certain domestic tax assets are realizable for GAAP purposes.


Cambrex Corporation/One Meadowlands Plaza/East Rutherford, NJ 07073 Phone 201.804.3000/Fax 201.804.9852/www.cambrex.com

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      The Company has also determined that the Biopharma segment will not breakeven in the fourth quarter 2005 due to the anticipated goodwill impairment, the timing of shipments and a one-time charge related to an investment made for a large pharma client whose potential new project has been cancelled.

      The Company expects to report fourth quarter and full year 2005 financial results, including an update on the asset impairment and domestic tax asset evaluation, in the February 22, 2006 earnings press release.

Forward Looking Statements

      This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under The Securities Exchange Act of 1934, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as "expects", "anticipates", "intends", "estimates", "believes" or similar expressions are used in connection with any discussion of future financial and operating performance. The forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Cambrex

      Cambrex is a global, diversified life sciences company dedicated to providing products and services to accelerate and improve the discovery and commercialization of human therapeutics. The Company employs approximately 1,900 worldwide. For more information, please visit http://www.cambrex.com.


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